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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE

Media Contact:                      Investor Contact:
Sylvia Chansler                     John Buckley
MindArrow Systems                   Brainerd Communicators
949-215-8356                        212-739-6667
schansler@mindarrow.com             buckley@braincomm.com
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                   MindArrow Systems Signs SBI E2-Capital USA,
        the Investment Banking Arm of SOFTBANK Investment Corp. Japan, as
                               Financial Advisor

SBI E2-Capital (USA) Ltd. Engaged to Accelerate MindArrow's Growth Plan

ALISO VIEJO, Calif., Nov. 28, 2001 - MindArrow Systems Inc. (Nasdaq: ARRW), a leading provider of direct digital communications software and services that leverage rich media and CRM technologies, today announced that it has engaged SBI E2-Capital (USA) Ltd., the investment banking arm of SOFTBANK Investment Corp. Japan, to provide the company with financial advisory services.

"We look forward to using the extensive network and capabilities of SBI E2-Capital USA to enhance shareholder value," stated Robert Webber, president and CEO of MindArrow Systems. "Our engagement of SBI E2-Capital USA affords us a business relationship with an investment firm that has strong relationships in both the United States and Asia, mirroring our own strategic interests. We believe this relationship will assist us in developing and executing a solid financial strategy that will expand our opportunities for profitable growth and increase investor awareness of MindArrow Systems."

"MindArrow is well-positioned to capitalize on trends that point to strong growth in the direct digital marketing space. The combination of innovative products and a strong management team gives the company a significant advantage in the current market," stated Shelly Singhal, managing director of SBI

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E2-Capital USA. "We believe the MindArrow story provides a compelling investment opportunity and that the company is poised to capitalize on the rapid growth anticipated in the rich media and direct digital communications market. We look forward to playing a significant role in their success."

About MindArrow Systems

MindArrow Systems Inc., with headquarters in Aliso Viejo, Calif., provides direct digital communications software and services that leverage rich media and CRM technologies to enhance marketing, sales, and corporate communications. MindArrow's patented and patent-pending technologies enable companies to reduce costs, improve response rates and shorten sales cycles by optimizing digital marketing campaigns and one-to-one communications across a variety of channels including email and the Web. The company's customer base includes over 150 leading companies including Hewlett-Packard, Disney, Johnson & Johnson, Mercedes-Benz, BMG Entertainment, Microsoft, Northwest Airlines, Marriott and the NBA (National Basketball Association). For more information on MindArrow, please visit the company website at www.mindarrow.com.
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About SBI E2-Capital (USA) Ltd.

SBI E2-Capital (USA) Ltd. forms part of a financial services joint venture between Hong Kong-listed companies SOFTBANK Investment International (Strategic) Limited and E2-Capital (Holdings) Limited. SBI E2-Capital USA comprises an investment banking team with expertise in public and private fundraising, deal structuring and other financial advisory services for middle-market companies in multiple technology and high growth sectors. SBI E2-Capital USA offers comprehensive services in the investment banking, financial products, asset management and brokering services sectors. Current business activities in these areas extend across Hong Kong, the PRC, Singapore, Japan and the USA. With the support of SOFTBANK Investment International (Strategic) Limited and E2-Capital Group in Hong Kong, as well as SOFTBANK Investment Corporation and SOFTBANK Finance Corporation in Japan, SBI E2-Capital USA is positioned to emerge as a global force in the financial services arena.

SOFTBANK GROUP JAPAN is pioneering the global Internet economy with innovation, capital and expertise - building great Internet companies whose products and services will over time enhance the quality of life throughout the world. For more information about SOFTBANK CORP., visit its website at , and for more information on SOFTBANK Investment International (Strategic) Limited, visit its website at http://www.softbank.com.hk.
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                                      # # #

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Information on these and additional factors that could affect MindArrow Systems and its financial results is included in the company's annual report on Form 10-K for the year ended September 30, 2000 and its other periodic filings with the Securities and Exchange Commission. MindArrow Systems undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.